Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-131153) on Form S-8 of Linn Energy, LLC of our report dated April 18, 2007, relating to our audit of the Statement of Direct Revenues and Direct Operating Expenses – Assets acquired from Stallion Energy LLC for the year ended December 31, 2006, included in this Current Report on Form 8-K.

/s/ KPMG LLP

Houston, Texas
April 20, 2007